                                  THE GALAXY FUND

                               SUB-ADVISORY AGREEMENT

                             INTERNATIONAL EQUITY FUND


          AGREEMENT made as of October 8, 1998 between FLEET INVESTMENT ADVISORS INC., a New York corporation (the "Adviser"), and OECHSLE INTERNATIONAL ADVISORS, LLC, a Delaware limited liability company ("Oechsle").

          WHEREAS, The Galaxy Fund ("Galaxy") is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Adviser has been appointed investment adviser to Galaxy's International Equity Fund (the "Fund");

          WHEREAS, the Adviser previously has retained Oechsle International Advisors, L.P. ("Oechsle L.P.") to assist it in the provision of a continuous investment program for the Fund and Oechsle L.P. currently is providing such assistance pursuant to a Sub-Advisory Agreement dated as of August 12, 1996;

          WHEREAS, Oechsle L.P. is this day recapitalizing and reorganizing into Oechsle (the "Transaction"); and

          WHEREAS, the Adviser desires to retain Oechsle to assist it in the provision of a continuous investment program for the Fund following the Transaction, and Oechsle is willing to do so;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1. APPOINTMENT. The Adviser hereby appoints Oechsle to act as sub-adviser to the Fund as permitted by the Adviser's Advisory Agreement with Galaxy pertaining to the Fund. Intending to be legally bound, Oechsle accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

          2. SUB-ADVISORY SERVICES. Subject to the supervision of Galaxy's Board of Trustees, Oechsle will assist the Adviser in providing a continuous investment program for the Fund, including research and management with respect to all securities and investments and cash equivalents in the Fund. Oechsle will provide services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Fund's prospectuses and statement of additional information and resolutions of Galaxy's Board of Trustees applicable to the Fund.

          Without limiting the generality of the foregoing, Oechsle further agrees that it will:

               (a) prepare, subject to the Adviser's approval, lists of foreign countries for investment by the Fund and determine from time to time what securities and other investments will be purchased, retained or sold for the Fund, including, with the assistance of the Adviser, the Fund's investments in futures and forward currency contracts;

               (b) manage in consultation with the Adviser the Fund's temporary investments in securities;

               (c) place orders for the Fund either directly with the issuer or with any broker or dealer;

               (d) manage the Fund's overall cash position, and determine from time to time what portion of the Fund's assets will be held in different currencies;

               (e) provide the Adviser with foreign broker research, a quarterly review of international economic and investment developments, and occasional "White Papers" on international investment issues;

               (f) attend regular business and investment-related meetings with Galaxy's Board of Trustees and the Adviser if requested to do so by Galaxy and/or the Adviser; and

               (g) maintain books and records with respect to the securities transactions for the Fund, furnish to the Adviser and Galaxy's Board of Trustees such periodic and special reports as they may request with respect to the Fund, and provide in advance to the Adviser all reports to the Board of Trustees for examination and review within a reasonable time prior to Galaxy Board meetings.

          3. COVENANTS BY SUB-ADVISER. Oechsle agrees with respect to the services provided to the Fund that it:

               (a) will conform with all Rules and Regulations of the Securities and Exchange Commission ("SEC") applicable to it;

               (b) will use the same skill and care in providing such services as it uses in providing services to other investment companies;

               (c) will telecopy trade information to the Adviser on the first business day following the day of the trade and cause broker confirmations to be sent directly to the Adviser. In executing portfolio transactions and selecting brokers or dealers, Oechsle will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, Oechsle shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, Oechsle may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which Oechsle or any affiliate of Oechsle exercises investment discretion. Oechsle is authorized, subject to the prior approval of Galaxy's Board of Trustees, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, Oechsle determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer--viewed in terms of that particular transaction or in terms of the overall responsibilities of Oechsle to the Fund and to Galaxy.

          Except to the extent permitted by the SEC or by applicable law, portfolio securities will not be purchased from or sold to the Adviser, Oechsle, the Fund's distributor (the "Distributor"), or any affiliated person of either Galaxy, the Adviser, Oechsle, or the Distributor.

               (d) will treat confidentially and as proprietary information of Galaxy all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by Galaxy, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where Oechsle may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Galaxy);

               (e) will notify Galaxy of any change in its membership within a reasonable time after such change.

          4. SERVICES NOT EXCLUSIVE. (a) The services furnished by Oechsle hereunder are deemed not to be exclusive, and nothing in this Agreement shall
(i) prevent Oechsle or any affiliated person (as defined in the 1940 Act) of Oechsle from acting as investment adviser or manager for any other person or persons, including other management investment companies with investment objectives and policies the same as or similar to those of the Fund or (ii) limit or restrict Oechsle or any such affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; PROVIDED, HOWEVER, that Oechsle agrees that it will not undertake any activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

               (b) Nothing contained herein, however, shall prohibit Oechsle from advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of Galaxy.

          5. PORTFOLIO TRANSACTIONS. Investment decisions for the Fund shall be made by Oechsle independently from those for any other investment companies and accounts advised or managed by Oechsle. The Fund and such investment companies and accounts may, however, invest in the same securities. When a purchase or sale of the same security is made at substantially the same time on behalf of the Fund and/or another investment company or account, the transaction will be averaged as to price, and available investments allocated as to amount, in a manner which Oechsle believes to be equitable to the Fund and such other investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or sold by the Fund. To the extent permitted by law, Oechsle may aggregate the securities to be sold or purchased for the Fund with those to be sold or purchased for other investment companies or accounts in order to obtain best execution.

          6. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Oechsle hereby agrees that all records which it maintains for Galaxy are the property of Galaxy and further agrees to surrender promptly to Galaxy any of such records upon Galaxy's request. Oechsle further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

          7. EXPENSES. During the term of this Agreement, Oechsle will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund.

          8. COMPENSATION. For the services provided and the expenses assumed with respect to the Fund pursuant to this Agreement, the Adviser will pay Oechsle and Oechsle will accept as full compensation therefor fees, computed daily and paid quarterly, at the annual rate of .40% of the first $50 million of the Fund's average daily net assets, plus .35% of average daily net assets in excess of $50 million.

          9. LIMITATION OF LIABILITY OF OECHSLE. Oechsle shall not be liable for any error of judgment or mistake of law or for any loss suffered by Galaxy or the Adviser, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Oechsle in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

          10. REFERENCE TO OECHSLE. Neither the Adviser nor any affiliate or agent of it shall make reference to or use the name of Oechsle or any of its affiliates, or any of their clients, except references concerning the identify of and services provided by Oechsle to the Fund, which references shall not differ in substance from those included in the current registration statement pertaining to the Fund, this Agreement and the Advisory Agreement between the Adviser and Galaxy with respect to the Fund, in any advertising or promotional materials without the prior approval of Oechsle, which approval shall not be unreasonably withheld or delayed. The Adviser hereby agrees to make all reasonable efforts to cause Galaxy and any affiliate thereof to satisfy the foregoing obligation.

          11. DURATION AND TERMINATION. This Agreement shall become effective on the date of the consummation of the Transaction, provided that the shareholders of the Fund have previously approved the Agreement in accordance with the requirements of the 1940 Act. Unless sooner terminated as provided herein, this Agreement shall continue in effect until August 10, 1999. Thereafter if not terminated, this Agreement shall continue in effect for successive twelve-month periods ending on August 10, PROVIDED such continuance is specifically approved at least annually (a) by the vote of a majority of those members of Galaxy's Board of Trustees who are not parties to this Agreement, or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by Galaxy's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Adviser or by Galaxy (by Galaxy's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund) on 60 days' written notice to Oechsle (which notice may be waived by the party entitled to receive the same) and will automatically terminate upon the termination of the Advisory Agreement between the Adviser and Galaxy with respect to the Fund. This Agreement may be terminated by Oechsle at any time, without payment of any penalty, on 90 days' written notice to Galaxy and the Adviser (which notice may be waived by the party entitled to receive the same). This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meanings as such terms in the 1940 Act.)

          12. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to the Fund until approved by the vote of a majority of the outstanding voting securities of the Fund.

          13. NOTICE. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

                    To Oechsle at:

                    One International Place
                    Boston, MA  02110
                    Attention:  Stephen J. Butters

                    With a copy to:

                    Christopher P. Harvey, Esq.
                    Hale and Dorr
                    60 State Street
                    Boston, MA 02109

                    To the Adviser at:

                    75 State Street
                    Boston, MA  02109
                    Attention:  Thomas O'Neill

                    To Galaxy at:

                    4400 Computer Drive
                    Westboro, MA  01581

                    With a copy to:

                    W. Bruce McConnel, III, Esq.
                    Drinker Biddle & Reath LLP
                    1345 Chestnut Street
                    Philadelphia, PA  19107

          14. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law.

          15. NAMES. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of Galaxy personally, but bind only the property of Galaxy, and all persons dealing with any class of shares of Galaxy must look solely to the property of Galaxy belonging to such class for the enforcement of any claims against Galaxy.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                              FLEET INVESTMENT ADVISORS INC.


                              By:    /s/ Thomas M. O'Neill
                                     -------------------------
                              Name:  Thomas M. O'Neill
                              Title: President



                              OECHSLE INTERNATIONAL
                                ADVISORS, LLC

                              By:  Oechsle Group, LLC,
                                   Member Manager



                              By:    /s/ Andrew S. Paul
                                     -------------------------
                              Name:  Andrew S. Paul
                              Title: Managing Principal